Exhibit 99.1

Columbus Circle 24th Floor New York, NY 10019 T 646 792 5600 F 212 489 1310 www.cohenandcompany.com

Appreciate Holdings Inc.

6101 Baker Road, Suite 200

Minnetonka, Minnesota 55345

Attention: Chris Laurence

claurence@renterswarehouse.com

NOTICE OF DEFAULT AND EARLY TERMINATION

May 3, 2023

Ladies and Gentlemen:

Reference is made to (i) the Confirmation Re: OTC Equity Prepaid Forward Transaction, dated as of November 20, 2022 (as amended and supplemented from time to time, the “Confirmation”), by and among Appreciate Holdings Inc. (previously PropTech Investment Corporation II) (“Counterparty”), RW National Holdings, LLC, a Delaware limited liability company, and Vellar Opportunity Fund SPV LLC – Series 9 (“Seller”); (ii) the form of the ISDA 2002 Master Agreement incorporated by reference therein (the “Agreement”); and (iii) the VWAP Trigger Event Notice dated April 25, 2023, which (a) described the occurrence of a VWAP Trigger Event and (b) designated a Valuation Date and a Maturity Date of April 25, 2023 and a Settlement Date of April 27, 2023 in connection therewith.

Defined terms used herein are used with the meaning assigned to such terms in the Agreement or Confirmation, as applicable.

This letter serves as a notice of the occurrence of an Event of Default under Section 5(a)(i) of the Agreement with respect to Counterparty as a result of Counterparty’s failure to pay the requisite amounts pursuant to the VWAP Trigger Event Notice on the Settlement Date. Accordingly, Seller hereby designates May 4, 2023 as the Early Termination Date for all Transactions with Seller under the Agreement. Seller will notify Counterparty, on or as soon as reasonably practicable following the Early Termination Date, of the amount due to Seller under the Agreement.

Seller reserves all rights under law and under the Agreement, including, without limitation, to declare Counterparty to be in default in respect of any other default that may occur under the terms of the Agreement, and all rights we may have with respect to other transactions and other agreements with Counterparty or Counterparty’s affiliates.

IN WITNESS WHEREOF, the undersigned has caused this Notice of Default and Early Termination to be executed by its duly authorized representative.

Very truly yours,
VELLAR OPPORTUNITY FUND SPV LLC – SERIES 9

By:
Name:	Solomon Cohen
Title:	Authorized Signatory